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EXHIBIT 10.2      Fee Agreement with Richard O. Weed of Weed & Co. LLP

                                December 17, 2003

Gordon F. Lee
President
Bentley Communications Corp.
11301 Olympic Blvd., Suite 680
Los Angeles, CA 90064

                                                  RE: FEE AGREEMENT

Dear Mr. Lee:

This fee agreement is between Bentley Communications Corp., a Florida corporation ("Bentley"), and Richard O. Weed of Weed & Co. LLP, a California limited liability partnership ("Weed").

Weed shall render the following legal services described in Exhibit A attached hereto and Bentley may engage Weed on any new matters referenced in Exhibit A in exchange for payment of fees determined in accordance with this agreement. Weed makes no promises or guarantees regarding the outcome of matters upon which Weed is engaged to represent Bentley.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services that Weed will provide shall be in accordance with the following terms and conditions.

PROFESSIONAL FEES

Fees will be based upon the reasonable value of Weed's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & Texas Rules of Professional Conduct. Fees will be based on the rates charged by Weed.

Weed's rate is $300 per hour. It is anticipated that Bentley and Weed will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing. Weed's fees will be paid in cash or as follows:

TERMS FOR PAYMENT IN STOCK INSTEAD OF CASH

As payment for professional services, Bentley has proposed and Weed has agreed that Bentley place an initial block of 5,000,000 shares of Bentley's stock in

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Weed's name. At least once a month, Weed will send Bentley a statement for fees and costs. Unless objection is made to the bill, sufficient stock, net of commission, shall then be liquidated forthwith at the prevailing market rate to satisfy such statement.

Bentley agrees that as of November 30, 2003, it owed Weed $27,703.96 and that such balance shall be included in future invoices until satisfied.

In the course of Weed's representation of Bentley, if all the initial block of stock is liquidated, a new block of stock sufficient to cover projected fees, in an amount contemporaneously agreed to by the parties, will again be placed with Weed, under the terms and conditions outlined above. At the conclusion of Weed's representation of Bentley and the payment of all final fees and costs, any unused stock shall forthwith be returned to Bentley.

Bentley has agreed to promptly register such blocks of stock pursuant to a registration statement filed at its own expense.

Bentley shall cause any subsidiary or parent corporation to adopt and be bound by this agreement and all its provisions.

STOCK OPTION

As an incentive for Weed to represent Bentley and to increase Weed's proprietary interest in the success of Bentley, thereby encouraging him to maintain the relationship with Bentley, Bentley hereby grants to Weed options to purchase shares of Bentley common stock. Specifically, Bentley hereby grants Weed the right to purchase 5,000,000 shares of Bentley common stock at a price of $.03 per share. All stock options are non-transferable and will expire unless exercised on or before December 31, 2008 or 5 years from the date of the grant, whichever is later. Bentley has agreed to promptly register the shares of common stock underlying the stock options at its own expense.

The options granted will not be subject to dilution (i.e. no adjustment to the number of shares or the exercise price) based upon any reverse split of Bentley's common stock. The stock options shall be exercisable in whole or in part with a promissory note of less than 45 days duration or upon common "cashless exercise" terms.

There may be risks inherent in the issuance of securities to Richard O. Weed and/or Weed & Co. LLP as compensation for services in lieu of cash. Such risks may include that the securities may ultimately be worth more or less than the value of our services or that by the exercise of our options, we may be in a position earn more than our hourly rate or exert some degree of control over the company. Further, the issuance of securities as compensation may dilute the percentage of ownership of your existing shareholders in the company and change the value of their shares. Moreover, the GAPP accounting treatment is frequently different when a company issues securities in lieu of cash for services. This occurs when shares are issued in exchange for services and the price of the shares fluctuates during the service period. A declining share price may require

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the company to issue additional securities to us and cause the company's income statement to reflect higher expenses for professional services in subsequent accounting periods than cash payment for services. Similarly, an increase in the company's share price may cause the company's income statement to reflect lower expenses for professional services in subsequent accounting periods than cash payment for services.

The decision about whether or not to exercise any stock options is subject to our control. In the past, although not required, this decision was made following consultation with the company's management. It is anticipated that we will continue to consult with management concerning the timing and amount of the exercise of any stock options.

We advise you to seek the advice of independent counsel before signing this agreement.

COSTS AND EXPENSES

Bentley understands that in the course of representation, it may be necessary for Weed to incur certain costs or expenses. Bentley will reimburse Weed for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services and approved by Bentley in advance. More particularly, Bentley will reimburse Weed in accordance with the following guidelines:

1. COMPUTER-RELATED EXPENSES - Bentley will reimburse Weed for computerized research and research services. However, any charges over $500 per month will require approval. Bentley also encourages Weed to utilize computer services that will enable Weed to more efficiently manage the projects.

2. TRAVEL - Bentley will reimburse Weed for expenses in connection with out of town travel. However, Bentley will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

3. FILING FEES & COURT COSTS - Bentley will reimburse Weed for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the intentional or grossly negligent conduct of Weed.

Bentley shall pay and hold Weed harmless from all such costs and expenses incurred on Bentley's behalf. Weed may, but shall not be obligated to, advance funds on Bentley's behalf. In such event, Bentley agrees to reimburse Weed upon demand for the amounts advanced. Substantial outside fees (such as state filing fees or SEC filing services) may be referred to Bentley for direct payment.

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BILLING

All bills will include a summary statement of the kinds of services rendered during the relevant period. Bentley expects that Weed will maintain back-up documentation for all expenses. Bentley expects to be billed monthly or at the conclusion of each project and agrees to pay Weed's invoices within fifteen days of receipt. Weed shall bill in increments of one-quarter (1/4) hour unless otherwise agreed in writing.

DELAY IN PAYMENT

In the event that any of Weed's bills remain unpaid for more than 30 days after receipt by Bentley, Weed shall have the right to discontinue rendering further services to Bentley in connection with any matter then being handled for Bentley by Weed and to take appropriate action to collect such fees.

INVOLVEMENT OF BENTLEY

Bentley expects to be kept closely involved with the progress of Weed's services in this matter. Weed will keep Bentley apprised of all material developments in this matter, and will provide sufficient notice to enable a representative to attend meetings, conferences, and other proceedings.

There may be times when Weed will need to obtain information from Bentley. All requests for access to documents, employees, or other information shall be granted without unreasonable delay.

TERMINATION

Bentley shall have the right to terminate Weed's engagement by written notice at any time. Weed has the same right to terminate this engagement, subject to an obligation to give Bentley reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Weed will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new service provider.

DISPUTES

The laws of the State of California shall govern the interpretation of this agreement, including all rules or codes of ethics that apply to the provision of services. All disputes between us arising out of this engagement that cannot be settled, shall be resolved in a federal or state court located in Orange County, California.

If the foregoing accurately reflects our agreement regarding professional services, please sign and return a duplicate copy of this letter. Thank you in advance for your prompt attention to this matter.

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                                                     Very truly yours,

                                                     /s/ Richard O. Weed

                                                     Richard O. Weed
                                                     Weed & Co. LLP

Approved and Agreed
Bentley Communications Corp.

By: /s/ Gordon F. Lee
Name: Gordon F. Lee
Title: Chief Executive Officer
Date: December  17, 2003

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                                    EXHIBIT A

1. Assist with annual and quarterly filings with the Securities and Exchange Commission, if necessary.

3. Assistance with officers and directors reporting requirements under Sections 13(d) and 16(a) of the Securities Exchange Act, including preparation of forms and schedules under the Exchange Act.

4. Advise and assist Bentley regarding a Stock Plan and the preparation and filing of a registration statement on Form S-8.

5. Assist Bentley with general corporate matters.

6. Any other matter as agreed and confirmed by Weed.

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